UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under § 240.14a-12

LAKE AREA CORN PROCESSORS, LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

☒ No fee required.
☐ Fee paid previously with preliminary materials.
☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Definitive Additional Materials; Explanatory Note

Lake Area Corn Processors, LLC (the “Company”) will be conducting a special meeting of its Members on October 22, 2024 (the “2024 Special Meeting”). On August 28, 2024, the Company filed a Definitive Proxy Statement, together with all amendments thereto, appendices and proxy card (the "Proxy Statement"). The Company has mailed the Proxy Statement and a Notice of Informational Meetings and Unit Transfer Deadline to its Members (the “Notice”) in connection with the 2024 Special Meeting which was filed with the Securities and Exchange Commission (the "SEC") on August 28, 2024.

The Company is proposing that the Members approve a proposed Fourth Amended and Restated Operating Agreement (the “Proposed Operating Agreement”) that will result in a change to the voting rights of our Class A Units and to provide for three (3) new separate and distinct classes of units: Class B Units, Class C Units and Class D Units. If the transaction is completed, the Units held by Members owning 50,000 or more of our Units will remain as Class A Units with different voting rights than previously held; the Units held by Members owning between 49,999 and 20,001 of our Units will have their units reclassified into Class B Units; Members owning exactly 20,000 of our Units will have their Units reclassified into Class C Units; and Members holding less than 20,000 of our Units will have their Units reclassified into Class D Units (the “Reclassification”).

At the Special Meeting, the Company intends for the Members to vote on the Reclassification in order to deregister and suspend its reporting requirements with the SEC, as further described in the Proxy Statement. In order to deregister and suspend reporting requirements, the Company must have less than 300 holders of its Class A Units and less than 500 holders of all other classes of Units that will come into effect with the Reclassification (Class B Units, Class C, Units and Class D Units).

In order for the Company to determine the number of Units and the class of each Unit that its Members hold, the Company has set a deadline for Members to transfer their Units by, October 15, 2024 (the "Transfer Deadline") and has further suspended any trading of the Company's Units from the Transfer Deadline to the Special Meeting (October 15, 2024 - October 22, 2024, the "Suspension of Trading Period").

In response to the Notice, the Company has received questions about the Suspension of Trading Period and its effect on trades of the Company's Units. Currently, the Company's Units are only traded in private transactions or through a qualified matching service and all trades are subject to approval by the Company's Board of Managers.

The qualified matching service is not operated by the Company, but operated by Variable Investment Advisors, Inc., a registered broker-dealer based in Sioux Falls, South Dakota. Variable Investment Advisor's Alternative Trading System may be accessed at www.agstocktrade.com. The matching service consists of an electronic bulletin board that provides information to prospective sellers and buyers of the Company's Units (the "Qualified Matching Service").

Typically, a Member may post an offer to sell or to buy a certain number of the Company's Units on the Qualified Matching Service that can be matched with an acceptance of that offer (the "Match"). However, though there has been a Match between a buyer and a seller, the actual legal transfer of the Units does not occur until the following financial quarter where the Board of Managers approves (if they approve) the Match and allows the transfer to proceed (the "Transfer Settlement Date").

Due to the unprecedented circumstances of the potential Reclassification, the Company will be recognizing Matches made on or before the Transfer Deadline for the purposes of the Reclassification. Please see the following questions, answers and examples for additional clarification:

Suspension of Trading Period Questions and Answers

Q: If I hold 50,000 Units and post an offer to sell 30,000 Units on the Qualified Matching Service on October 1, 2024, and it Matches on October 14, 2024, what will be the effect of the Reclassification on my Units?

A: Since the Match occurred before the Transfer Deadline of October 15, 2024, the Company would consider you a holder of only 20,000 of the Company's Units for the purposes of the Reclassification. Your 20,000 Units would be reclassified as Class C Units due to the Reclassification.

However, the sale of your 30,000 Units would not be finalized until January 1, 2025, the Transfer Settlement Date so long as the Board approves the transfer. You would continue to receive the economic benefits of all 50,000 of your Units until the Transfer Settlement Date, meaning your right to distributions based on your 50,000 Units and your allocation of the Company's profits and losses.

Q: If I hold 10,000 Units and post an offer to buy 20,000 Units on the Qualified Matching Service on October 1, 2024, and it Matches on October 10, 2024, what will be the effect of the Reclassification on my Units?

A: Since the Match occurred before the Transfer Deadline of October 15, 2024, the Company would consider you a holder of all of the 30,000 of the Company's Units for the purposes of the Reclassification. Your 30,000 Units would be reclassified as Class B Units due to the Reclassification.

However, the purchase of the 20,000 Units would not be finalized until January 1, 2025, the Transfer Settlement Date, so long as the Board approves the transfer. You would continue to receive the economic benefits of only your 10,000 Units until the Transfer Settlement Date, meaning your right to distributions based on your 10,000 Units and your allocation of the Company's profits and losses.

Q: If I hold 50,000 Units and post an offer to sell 30,000 Units on the Qualified Matching Service but no match occurs before October 15, 2024, what will be the effect of the Reclassification on my Units?

A: Since no Match occurred before the Transfer Deadline of October 15, 2024, the Company would consider you a holder of 50,000 of the Company's Units for the purposes of the Reclassification. Your 50,000 Units would continue to be considered Class A Units.

You would continue to receive the economic benefits of all 50,000 of your Units until your sale was Matched and until its Transfer Settlement Date.

Q: If I hold 10,000 Units and Match with an offer to buy 30,000 Units from someone who holds 100,000 Units on the Qualified Matching Service on October 10, 2024 what will be the effect of the Reclassification on my Units?

A: Since the Match occurred before the Transfer Deadline of October 15, 2024, the Company would consider you a holder of 40,000 Units for the purposes of the Reclassification. The Company would also consider the Seller to hold 70,000 Units for the purposes of Reclassification.

The 40,000 Units would be classified as Class B Units. The Seller's 70,000 Units would continue to be classified as Class A Units.

However, the purchase of the 30,000 Units would not be finalized until January 1, 2025, the Transfer Settlement Date, so long as the Board approves the transfer. You would continue to receive the economic benefits of only your 10,000 Units until the Transfer Settlement Date, meaning your right to distributions based on your 10,000 Units and your allocation of the Company's profits and losses. The Seller would continue to receive the economic benefits of their 100,000 Units until the Transfer Settlement Date.

Q: If the Board of Managers declares a distribution on the Units, they normally do so based on the member holdings as of the first day of the then current financial quarter - how will the Reclassification affect this?

A: If the Board of Mangers declares a distribution in November, they will do so based on the member holdings as of October 1, 2024, including only transfers who have had a successful Transfer Settlement Date pass. Matches after October 1, 2024 will not be taken into account.

Q: Who can I talk to to have any additional questions answered?

A: You are very welcome to email any questions to investor-relations@dakotaethanol.com and the Company will respond directly back to you.

In addition, the Company is holding two informational meetings to discuss the proposed deregistration (the “Informational Meetings”). These Informational Meetings will both be held on September 24, 2024 at 3:00 p.m. CT and 7:00 p.m. CT in person at Nicky’s, located at 1407 NW 2nd St, Madison, SD 57042. You are cordially invited to attend these meetings.

Q: How do I vote at the Special Meeting?

To vote at the Special Meeting you may:

•Vote in person by attending the Special Meeting;
•Fax your completed proxy card to the Company at (605) 483-2681;
•Mail your completed proxy card to the Company at P.O. Box 100, Wentworth, South Dakota 57075; or
•Scan and e-mail your completed proxy card to investor-relations@dakotaethanol.com.

The Company has mailed to you a personalized proxy card, however, if you have not received one you may print one from the Company's website www.dakotaethanol.com, under the tab "LACP" by clicking the "Proxy Card" link at the top of the page.

By executing and submitting your proxy card to the Company, you will be giving authority to the Company's Chief Executive Officer to vote on your behalf in the manner indicated in the proxy card. To assure that your vote is counted, you must return your proxy card to the Company, which must be received no later than 11:59 p.m. on October 21, 2024 for your vote to be valid. However, the Company reserves the right to accept proxies at any time prior to the closing of the polls at the Special Meeting. If a proxy card is submitted without instructions as to the two proposals, the proxies will be voted “FOR” Proposal one (1) to approve the Fourth Amended and Restated Operating Agreement and “FOR” Proposal two (2) of the Reclassification of a Portion of the Company's Class A Units.

A member who returns a proxy card to the Company before the Special Meeting but wants to change the member's vote, can do so at any time by; (i) delivering a written revocation and/or completing and delivering a new proxy card to the Company's CFO, Rob Buchholtz, at the Company's principal office at 46269 South Dakota Highway 34, P.O. Box 100, Wentworth, South Dakota 57075 which is RECEIVED prior to the start of the Special Meeting, or (ii) attending the Special Meeting and delivering a written revocation to the Company's CFO, Rob Buchholtz, at the commencement of the Special Meeting.

Your vote is very important to the Company, we encourage you to submit your proxy card as soon as possible.

Additional Information and Where to Find it
This document does not contain all of the information that should be considered concerning the reclassification of the Company’s membership units and the transactions contemplated thereby (the “Reclassification”). Before making any voting decisions, Members are urged to read the definitive proxy statement its appendices and the documents incorporated by reference therein accompanying this notice, because they contain important information about the Company and the Reclassification. The Company’s definitive proxy statement, its appendices, and the documents incorporated by reference therein are also available online at our website https://www.dakotaethanol.com/, under the tab “LACP” and filed with the SEC at https://www.sec.gov/edgar, by searching for the Company “Lake Area Corn Processors, LLC”.

This letter is not a proxy statement or a solicitation of proxies from the holders of the Company’s membership units. Any solicitation of proxies will be made only by the Company’s definitive proxy statement.

Forward Looking Statements
This letter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our expected future operations and actions. These forward-looking statements are only our predictions based upon current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this letter. We qualify all of our forward-looking statements by these cautionary statements.

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